Exhibit 23.1
CONSENT OF PATRIZIO & ZHAO, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Amendment No. 3 to Registration Statement (Form S-1/A) pertaining to the registration of 21,308,753 shares of common stock of Tianyin Pharmaceutical Co., Inc. (formerly Viscorp, Inc.), of our report dated September 13, 2008 which respect to the financial statements of Tianyin Pharmaceutical Co., Inc. for the years ended June 30, 2008 and 2007, and our report dated October 29, 2008 with respect financial statements of Tianyin Pharmaceutical Co., Inc. for the quarter ended September 30, 2008 and 2007. We also consent to the reference to us under the heading “Experts” in the above referenced Registration Statement.

/s/ Patizio & Zhao, LLC
Patrizio & Zhao, LLC
Certified Public Accountants and Consultants

Parsippany, New Jersey
December 2, 2008